EXHIBIT 10.54

Sheila Duncan Chief Human Resources Officer
AVANGRID

September 20, 2016

Dear Tony,
Congratulations on your appointment to CEO and President of UIL Holdings Corporation as of September 12, 2016. This letter summarizes the terms of your employment in your new position.
In your new role, you will report to Bob Kump, AVANGRID Networks President and CEO.
Base Salary: Your new Base Salary is at an annual rate of $345,000. Your performance and base salary shall be reviewed at least annually, and your base salary may be adjusted each year as a result.
Incentive Compensation: You will participate in Avangrid's executive annual incentive plan (EAIP) and long-term incentive programs (LTIP) on the basis stated herein. Your Target percentage for the EAIP will be 45%, with potential for 90% based on performance results. Satisfactory level of performance is paid at 22.5%. Your LTIP award remains as is.
You will also be eligible for a separate performance-based bonus of up to $50,000. The details of this bonus are attached.
Other Important Information:
Your Employment Agreement with UI remains in effect, along with subsequent addendums dated 11/18/2004 and 8/4/2008.
You will continue to participate in the UI Pension Plan and UIL SERP and you will continue to be offered the same benefits as other UIL/UI employees.
Notwithstanding any provision of this letter or any oral or other written statement made to you by any Company agent, representative or employee,

•	your employment with the Company can be terminated at any time for any reason by the UIL board of directors, subject to the terms of your Employment Agreement; and

•	the Company reserves the right to modify, amend or terminate any Company benefit, benefit plan or program, or Company policy at any time and without notice.

If you have any questions regarding the contents of this letter, please feel free to call me at X3862 or Angel Bruno at X2353.
Please indicate your understanding and acceptance by signing below and returning the original of this letter to me by September 30, 2016.

By:	/s/Anthony Marone III	September 26, 2016
	Anthony Marone III	Date

Sincerely,

/s/ Sheila Duncan
Chief Human Resources Officer
AVANGRID

Objectives for Anthony Marone

1.	Gas Infrastructure — 2016 replacement main installation goal for CNG and SCG (CNG 19 miles and SCG 15 miles). New gas mains completed to achieve growth program 35 miles. 20%

2.	Complete the integration of UIL companies into the Avangrid matrix organization structure by September 30, 201E 20%

3.	Assist in Network Integration and 2020 plan. 30%

4.	Achieve favorable outcome in the UI rate case including investment recognition, customer service, safety, and reliability parameters. 30%
Achievement will be determined by Bob Kump early in 2017. Final payout will be calculated based on the percentage of completion of the objectives. For example, if it is determined that 50% of the goals were met, 50% of the incentive will be paid.

Payment, if any, will be made in Q1 2017.